Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the post-effective Amendment No. 2 to Form S-1 on Form S-3 (No. 333-257686) and related Prospectus of Talkspace, Inc. and to the incorporation by reference therein of our report dated February 25, 2022, with respect to the consolidated financial statements of Talkspace, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer

A member of EY Global

Tel-Aviv

July 5, 2022